Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Deutsche Asset Management, are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of July 31, 2000, and from April 28, 2000 through July 31, 2000.

Based on this evaluation, we assert that the Fund's were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2000, and from April 28, 2000 through July 31, 2000, with respect to securities reflected in the investment account of the Funds.

Deutsche Asset Management.

Institutional Daily Assets Fund Small Cap Index Liquid Assets

Equity Appreciation Fund Small Cap Portfolio Equity 500 Index

Intermediate Tax Free Tax Free Money U.S. Bond Index Portfolio

Cash Management Treasury Money Quantitative Equity Fund

Capital Appreciation NY Tax Free Money Asset Management

Institutional Treasury Assets Fund BT PreservationPlus - Unwrapped Asset Management II

BT PreservationPlus - Wrapped Asset Management III

Small Cap Index Fund (Insurance Trust Funds) BT PreservationPlus Income Fund - Wrapped

Equity 500 Index (Insurance Trust Funds)

By:

Charles A. Rizzo

Treasurer

Date